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Filed Pursuant to Rule 424(b)(2)
Registration No. 333-100301

PROSPECTUS

21,934,388 SHARES

CYGNUS, INC.

COMMON STOCK

        This prospectus relates to the offer and sale of common stock of Cygnus, Inc. by certain selling stockholders. From time to time, subject to certain price limitations and monthly volume limitations, as described herein, the selling stockholders identified in this prospectus may receive up to a maximum aggregate of 21,934,388 newly issued shares of our common stock pursuant to the conversion of Convertible Debentures or exercise of warrants by such selling stockholders. These shares may be offered and sold at various times by the selling stockholders identified in this prospectus. This offering is not being underwritten. The shares are issuable upon the conversion of the 8.5% Convertible Debentures due June 29, 2004, as amended, the conversion of the 8.5% Convertible Debentures due September 29, 2004, as amended, the exercise of the Common Stock Purchase Warrants issued in connection with the original 8.5% Convertible Debentures due June 29, 2004 and the original 8.5% Convertible Debentures due September 29, 2004, or the exercise of warrants issued to Reedland Capital Partners for its engagement as Placement Agent for Cygnus. There is an aggregate principal balance of $22,280,789 owed by Cygnus under the Convertible Debentures, which could be converted at the option of the holders into a maximum of 21,139,277 shares of common stock based on the minimum conversion price of $1.054. The Common Stock Purchase Warrants issued in connection with the Convertible Debentures entitle the holders to purchase 745,111 shares of common stock at an average exercise price of approximately $14.29 per share. The warrant issued to Reedland Capital Partners entitle the holder to purchase 50,000 shares of common stock at an average exercise price of approximately $13.86 per share.

        The selling stockholders may offer and sell their shares in transactions on the OTC Bulletin Board (or any similar stock market or exchange), in negotiated transactions, or both. These sales may occur at fixed prices that are subject to change, at prices that are determined by prevailing market prices, or at negotiated prices.

        The selling stockholders may sell shares to or through broker-dealers, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders, the purchasers of the shares, or both. We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

        Our common stock is currently quoted on the OTC Bulletin Board under the symbol "CYGN.OB." On May 20, 2003, the last reported trading price for our common stock was $0.54 per share.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY READ AND CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is June 6, 2003

        We have not authorized anyone to provide you with information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. The selling stockholders are offering to sell, and seeking offers to buy, only the shares of Cygnus common stock covered by this prospectus, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date, regardless of the time of delivery of this prospectus or of any sale of the shares.

YOU SHOULD READ CAREFULLY THE ENTIRE PROSPECTUS, AS WELL AS THE DOCUMENTS INCORPORATED BY REFERENCE IN THE PROSPECTUS, BEFORE MAKING AN INVESTMENT DECISION. ALL REFERENCES TO "WE," "US," "OUR," OR THE "COMPANY" IN THIS PROSPECTUS MEAN CYGNUS, INC.

FORWARD-LOOKING STATEMENTS

        Some of the statements in this prospectus, including in the documents incorporated by reference, are forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements about our plans, objectives, expectations, intentions and assumptions and other statements contained in this prospectus, including in the documents incorporated by reference, that are not statements of historical fact. Forward-looking statements include, but are not limited to, statements about our ability to manufacture and commercially scale up the GlucoWatch® G2™ Biographer, our plans for commercialization alliances, our ability to achieve market acceptance of the GlucoWatch G2 Biographer, and the speed and potential results of the regulatory process for product enhancements. In some cases, you can identify these statements by words such as "may," "will," "should," "estimates," "predicts," "potential," "continues," "strategy," "believes," "anticipates," "plans," "expects," "intends" and similar expressions. We cannot guarantee future results, levels of activity, performance or achievements. Our actual results and the timing of certain events may differ significantly from the results and timing discussed in this prospectus, including those under "Risk Factors" herein, as well as in the documents incorporated by reference.

THE COMPANY

General

        We develop, manufacture and commercialize new and improved glucose monitoring devices. Our products are designed to provide more data to individuals and their physicians and enable them to make better-informed decisions on how to manage diabetes. We began the U.S. market launch of our first-generation GlucoWatch® Biographer on April 15, 2002. On March 21, 2002, the U.S. Food and Drug Administration (FDA) approved our second generation product, the GlucoWatch® G2™ Biographer. Compared with our first-generation product, the G2™ Biographer reduces warm-up time (from three to two hours), increases the number of readings per hour (up to six versus up to three), extends AutoSensor duration (from 12 to 13 hours) and provides predictive low-alert alarms. On August 28, 2002, we received approval from the FDA of our supplemental pre-market approval (PMA) application for use of the GlucoWatch G2 Biographer by children and adolescents (ages 7 to 17).

        We launched the GlucoWatch G2 Biographer in the United States on September 16, 2002 under our Sales, Marketing and Distribution Agreement with Sankyo Pharma Inc., a wholly owned U.S. subsidiary of Sankyo Co., Ltd., a Japanese pharmaceutical and medical products company. Sankyo has contracted with TheraCom, Inc., a subsidiary of AdvancePCS, to provide product dispensing and patient reimbursement services for our products.

        The GlucoWatch Biographer and GlucoWatch G2 Biographer are the only products approved by the FDA that provide frequent, automatic and non-invasive measurement of glucose levels. We believe our products represent the most significant commercial technological advancement in self-monitoring of glucose levels since the advent, approximately 20 years ago, of finger-stick blood glucose measurement.

Our GlucoWatch Biographer systems consist of two components: a durable component known as the Biographer and a consumable component known as the AutoSensor. The GlucoWatch Biographers use an extremely low electrical current to extract glucose molecules through the skin, using patented sampling processes. The glucose is extracted from interstitial fluid that surrounds cells, rather than from blood, eliminating the need for multiple finger pricks to provide frequent glucose readings. The Biographers can be worn on the forearm like a watch and function like a computer, analyzing and responding to data received from the AutoSensors. The AutoSensors use proprietary biosensor technology and snap into the back of the Biographers. The AutoSensors are calibrated with a standard blood glucose measurement after a warm-up period and then frequently, automatically and non-invasively extract and measure glucose for their duration period before requiring replacement.

        Current methods for measuring glucose, in which skin is lanced and a blood sample is obtained for measurement, are painful and inconvenient to the user. Because of this, the vast majority of people with diabetes do not perform the frequent glucose testing that is necessary to provide adequate information to manage diabetes, despite substantial clinical evidence of the benefits of more intensive diabetes management. We believe there is an unmet medical need for a device that can provide and track frequent glucose readings automatically and non-invasively. The GlucoWatch Biographers enable people with diabetes and their physicians to identify trends and track patterns in fluctuating glucose levels that would be difficult to detect with current testing techniques alone. Although the GlucoWatch Biographers are not intended to replace existing painful and inconvenient testing methods and, in the United Sates, are classified as adjunctive devices, we believe our GlucoWatch Biographers will lead to better-informed decisions regarding the way individuals manage their diabetes. Users must first calibrate the GlucoWatch Biographers with a blood glucose measurement and must make major decisions, such as insulin dosing, based on blood glucose measurements, but they are able to identify trends and track patterns by monitoring glucose levels on a more frequent and automatic basis than would generally be the case if they could only use existing finger stick or other blood glucose measurement devices.

        As of March 31, 2003, we had existing cash, cash equivalents and investments of $15.3 million. However, we have incurred significant net losses since our inception, including a net loss of $5.8 million for the quarter ended March 31, 2003. We have incurred negative cash flows from operations since our inception, including net cash used in operations of $11.3 million in the quarter ended March 31, 2003. At March 31, 2003, our stockholders' net capital deficiency was $48.4 million. Since 1999, we have drawn an aggregate amount of $57.2 million in gross proceeds pursuant to our equity line agreements that allowed us to sell shares of our common stock into the market from time to time. Because our common stock has been delisted from the Nasdaq National Market, we believe it will not be practical for us to draw on our equity lines and thus we do not have access to the $30.8 million available on the equity lines. So long as we are not listed on a national exchange or quoted on the Nasdaq National Market or the SmallCap Market, we believe that it will not be practical for us to draw on our equity lines in light of (i) the penny stock rules that require the underwriter to undertake relatively burdensome disclosure obligations in connection with issuances of penny stock securities such as ours, (ii) our need to individually comply with each state's blue sky laws governing unlisted securities issuances, and (iii) the relatively high level of dilution that issuances would have at current market prices for our stock.

        As of March 31, 2003, based upon current expectations for operating losses and projected short-term capital expenditures, we believe that existing cash, cash equivalents, and investments of $15.3 million, coupled with product revenues from the sale of our GlucoWatch G2 Biographers and AutoSensors, and cash to be received from purchase orders and commitments received from Sankyo will be sufficient to meet our existing operating expenses, arbitration obligations, debt servicing and repayments, and capital expenditure requirements at least for the next 12 months. However, there can be no assurance that we will not require further financing and, if we do, that such financing will be available.

RISK FACTORS

        In determining whether to invest in the common stock, you should carefully consider the information below in addition to all other information provided to you in this prospectus, including the information incorporated by reference in this prospectus. The statements under this caption are intended to serve as cautionary statements within the meaning of the Private Securities Litigation Reform Act of 1995. The following information is not intended to limit in any way the characterization of other statements or information under other captions as cautionary statements for such purpose.

Risks Related to Our Business

        We have incurred substantial losses, have a history of operating losses, have an accumulated deficit and stockholders' net capital deficiency and expect continued operating losses.

        We had a net loss of $5.8 million for the three months ended March 31, 2003. At March 31, 2003, our accumulated deficit and stockholders' net capital deficiency were $302.6 million and $48.4 million, respectively. We have experienced operating losses since our inception, and we expect to continue to incur operating losses at least until we have significant product sales, if we ever do. Our historical revenues have been derived primarily from product development and licensing fees related to our products under development and manufacturing and royalty revenues from our drug delivery business, which was sold in December 1999. We may fail in our efforts to introduce our current and future products or to obtain additional required regulatory clearances. Our products may never gain market acceptance, and we may never generate significant revenues or achieve profitability.

        We believe, as a practical matter, we will not be able to draw on our equity line agreements for the forseeable future. Additionally, our equity lines may be suspended or terminated and we may not be able to replace them. If adequate funds are not available or are not available on acceptable terms, we may be unable to continue to commercialize our product, develop new products or respond to competitive pressures, and any of these situations could negatively impact our business.

        In order to widely commercialize our GlucoWatch G2 Biographer, as well as continue to develop our product line, we may require substantial additional resources. We may seek additional funding through public or private financings, including debt or equity financings. Furthermore, since our stock is not listed on either the Nasdaq National Market or Nasdaq SmallCap Market, our investors under the equity line agreements may elect to suspend or terminate these agreements, in which case we will not be able to utilize the $30.8 million available under these equity line agreements. Even if these investors elect not to suspend or terminate these equity line agreements, we believe, as a practical matter, we will not be able to draw on these equity line agreements for the foreseeable future. So long as we are not listed on a national exchange or quoted on the Nasdaq National Market or the SmallCap Market, we believe that it will not be practical for us to draw on our equity lines in light of (i) the penny stock rules that require the underwriter to undertake relatively burdensome disclosure obligations in connection with issuances of penny stock securities such as ours, (ii) our need to individually comply with each state's blue sky laws governing unlisted securities issuances, and (iii) the relatively high level of dilution that issuances would have at current market prices for our stock. As a result, we may need to seek other financing arrangements. Any additional equity financings are likely to dilute the holdings of current stockholders. Debt financing, if available, may have restrictive covenants. We may not be able to obtain adequate funds when we need them from financial markets or other sources. In particular, our ability to raise funds through the capital markets may be materially adversely affected as a result of any general reduction in commercial activity occasioned by terrorist activity or armed conflict. Even if funds are available, they may not be available on acceptable terms. If we cannot obtain sufficient additional funds, we may have to delay, scale back or eliminate some or all of our commercialization and development activities, license or sell products or technologies that we would otherwise seek to develop ourselves or declare bankruptcy. The amounts and timing of future expenditures will depend on the sales and production volumes of our GlucoWatch G2 Biographers and our AutoSensors; our contractual obligations; the rates at which operating losses are incurred, expenses related to ongoing research and development and clinical trials for future products, the FDA regulatory process and other factors, many of which are beyond our control.

        We are highly leveraged and may be unable to service our debt or satisfy our other obligations. If we cannot pay amounts due under our obligations, we may need to refinance all or a portion of our existing debt, sell equity securities, sell all or a portion of our assets, or cease operations.

        As of March 31, 2003, we had total liabilities of $78.8 million (net of unamortized debt discount of $1.6 million), of which $46.3 million were current liabilities. This $46.3 million includes $25.0 million in deferred revenues and $9.3 million in deferred revenues net of deferred costs of deferred product shipments, which may be recognized as revenue upon the completion of certain criteria, thereby reducing our liabilities. Our ability to meet our debt service obligations and other liabilities depends upon our future performance, which will depend upon financial, business and other factors, many of which are beyond our control. We may fail to generate sufficient cash flows in the future to cover our fixed charges or to permit us to satisfy any redemption obligations pursuant to our indebtedness. Historically, we have experienced significant negative cash flows from operations. If we cannot generate sufficient cash flows in the future to cover our fixed charges or to permit us to satisfy any redemption obligations pursuant to our indebtedness and we are unable to borrow sufficient funds under our credit facilities or from other sources, we may need to refinance all or a portion of our existing debt, sell equity securities or sell all or a portion of our assets. We may not successfully complete any of these courses of action. The degree to which we are leveraged could exacerbate limitations on our ability to obtain financing for working capital, commercialization of products or other purposes and could make us more vulnerable to industry downturns and competitive pressures. In the event of insolvency, bankruptcy, liquidation, reorganization, dissolution or winding-up of our business or upon default or acceleration related to our debt obligations, our assets would first be available to pay the amounts due under our debt obligations. Holders of our common stock would only receive any assets remaining after satisfaction in full of all indebtedness and preferred stock liquidation preferences, if any.

        We are dependent on Sankyo to sell, market and distribute our products in the United States. If Sankyo is not successful in the sales, marketing and distribution of our products in the United States, our business will be materially adversely affected.

        On July 8, 2002, we entered into a Sales, Marketing and Distribution Agreement with Sankyo. This new agreement completely supersedes and replaces our November 28, 2001 Co-Promotion Agreement with Sankyo. Under the new agreement, Sankyo is responsible for sales, marketing, managed care and government contracting, and distribution of our GlucoWatch Biographers and other similar glucose monitoring products in the United States for an initial period of 12 years. As a result of this new agreement, Sankyo took greater control over commercial decisions related to the GlucoWatch Biographers, including but not limited to, the timing of new product launches and types of promotional programs. If Sankyo is not successful in performing these functions, our business will be materially adversely affected. We decided to enter into this new agreement rather than develop and/or expand such capabilities in-house, given the existing capabilities of Sankyo. During the term of the agreement, Sankyo cannot sell, market or distribute any other glucose monitoring product in the United States. If either party fails to meet its contractual obligations under the agreement, we may be unable to successfully commercialize our products or we may experience delays in commercialization due to the necessity of seeking an alternative third-party or parties to perform the functions previously handled by Sankyo or we may need to develop these capabilities ourselves at considerable expense. If Sankyo does not make timely payments under its purchase orders and commitments, our cash flows could be materially adversely affected. Furthermore, Sankyo has contracted with TheraCom, Inc. to provide product dispensing and patient reimbursement services in the United States, and so we are also dependent on TheraCom, Inc. In the event of certain dire financial situations, our Sales, Marketing and Distribution Agreement with Sankyo provides that Sankyo will have a first priority security interest in certain of our U.S. patents and the right to purchase our U.S. regulatory submissions.

        For its sales, marketing and distribution activities, Sankyo is entitled to a margin equivalent to a predetermined percentage of Sankyo's net sales to third-party customers. For Sankyo to receive its specified margin, the following calculations are done. First, Sankyo's net sales are determined by subtracting certain allowed deductions such as rebates, discounts and fees, including TheraCom's costs for product dispensing and patient reimbursement services, from Sankyo's gross sales. Next, the amount that Sankyo paid us for the products we shipped to them is subtracted from Sankyo's net sales. The sales and marketing commission we owe to Sankyo is then calculated so that Sankyo receives its specified margin. In periods where the allowed deductions are high relative to Sankyo's sales to its third-party customers, the effect of Sankyo being entitled to receive this specified margin is that we might report no, or negative, net product revenues for that period. This predetermined percentage was 15% for net sales in the first year after our first-generation Biographer launch. Beginning April 1, 2003 and continuing for one year, this predetermined percentage increases to 30%. Thereafter, for the remainder of the initial 12-year term of our agreement, the predetermined percentage will be 40%; however, commencing on January 1, 2007, if Sankyo's net sales exceed $225.0 million in any given calendar year, then the predetermined percentage increases to 45% for one year following the given calendar year that sales exceeded this specified amount. Payment of a quarterly sales and marketing commission, which constitutes a portion of this predetermined percentage to which Sankyo is entitled, for the years 2002 through 2004 can be deferred until at least 2005 and, under certain circumstances, to 2008. As of March 31, 2003, total sales and marketing commissions of $968,000 have been accrued, the payment of which has been deferred.

        Under our agreement with Sankyo, Sankyo assumes responsibility for promotional funds beginning in 2003; however, for the year 2002, we were obligated to reimburse Sankyo for actual promotion costs of $6.7 million, but we have a contractual right to defer the payment of such reimbursement to Sankyo until 2004. Once the deferral of our commissions and promotional funds reaches a certain specified dollar amount, Sankyo will then have a first security interest in certain of our U.S. patents. Our commission deferral and our promotional funds have not reached that specified dollar amount.

        If patients do not receive reimbursement from third-party health care payors, we may be unsuccessful in selling our products to a broad range of customers.

        Successful commercialization of our products will depend in large part on whether patients who purchase our products will be reimbursed for the expense by third-party payors, which include private insurance plans, Medicare, Medicaid and other federal health care programs. Currently, our products do not have widespread reimbursement. There can be no assurance that such reimbursement will be available in a sufficient time frame, or at all. Furthermore, Sankyo now has responsibility for this function under our Sales, Marketing and Distribution Agreement. In the third quarter of 2002, Sankyo contracted with TheraCom, Inc. to assist customers on a patient-by-patient basis in obtaining reimbursement. Sankyo is utilizing its managed care group to work with third-party health care payor organizations in order to obtain broad reimbursement coverage. Third-party payors, including federal health care programs and managed care and other private insurance plans, are increasingly seeking to contain health care costs by limiting the coverage of, and the amount of reimbursement for, new diagnostic products. As a result, adequate levels of reimbursement may not be available for patients, many of whom may therefore not purchase our products. If meaningful reimbursement from third-party payors is not available, we may not be able to achieve a level of market acceptance of our product, and we may not be able to maintain price levels sufficient to realize an adequate return on our investment. In the United States and other countries, the period of time needed to obtain approval for the reimbursement of our products to patients can be lengthy. We may need to delay the launch of our products in some countries until we have established eligibility for reimbursement. This delay could potentially harm our business.

        We depend on third-party suppliers for the Biographer and AutoSensor components. Any interruption in the supply of system components or an increase in the pricing of these components could prevent us from manufacturing our products or adversely affect our margins.

        The G2 Biographer and AutoSensor are manufactured from components purchased from outside suppliers, most of whom are our single source for such components. Some of these companies are small enterprises that may encounter financial difficulties because of their size. We have been notified by one of our sole source component suppliers that they are encountering financial difficulties. We have begun working with this supplier to find ways to continue to receive components from them for example by pre-paying for our component orders. In addition, we have begun the process of identifying and qualifying an alternative supplier for this component. Although we currently have on-hand inventories of this component that we believe will last into 2004, there can be no assurance that our inventories will be sufficient to last until we are able to identify and qualify an alternative supplier for this component. If we are unable, for whatever reason, to obtain these components from our suppliers or if the components obtained from these suppliers do not pass quality standards, we will be required to obtain the components from alternative suppliers. Additionally, in the event a current supplier is unable to meet our component requirements, we might not be able to rapidly find another supplier of the particular component or an alternative supply of the particular component at the same price or lead-time. An interruption in the supply of the G2 Biographer or AutoSensor components or excessive pricing of these components could prevent us from manufacturing our products or adversely affect our margins and may significantly impact our ability to achieve a successful U.S. market penetration. An interruption in the manufacturing of our products could lead to our failure to meet our supply obligations under the Sales, Marketing and Distribution Agreement with Sankyo and, upon an extended failure to supply by us, Sankyo has the option to manufacture, or have manufactured for them, the products or to terminate the agreement.

        Such third-party suppliers may, for competitive reasons, support directly or indirectly a company or product that competes with one of our products. If such a third-party supplier terminates an arrangement, cannot fund or otherwise satisfy its obligations under its arrangements or disputes or breaches a contractual commitment, then we would likely be required to seek an alternative third-party supplier. If we were unable to find a replacement third-party supplier, our capital requirements could increase substantially and our business and financial condition could be materially adversely affected. If we were required to develop our own capabilities, we would continue to incur significant start-up expenses and we would compete with other companies that have experienced and well-funded operations.

        We rely on supply agreements, including those with, Hydrogel Design Systems, Inc., Key Tronic Corporation, Sanmina Corporation and E.I. du Pont de Nemours and Company, among others.

        Our very limited medical device manufacturing experience may prevent us from successfully commercializing our product.

        We may encounter problems in manufacturing our GlucoWatch G2 Biographer. We are responsible for manufacturing the GlucoWatch G2 Biographer and we have contracted with a third-party, Corium International, to manufacture our AutoSensors. Thus, we are dependent upon Corium International for such manufacturing. Our GlucoWatch G2 Biographer and our AutoSensor have been manufactured for commercial sale on a limited basis, and we have no experience manufacturing the volumes that would be necessary for us to achieve significant commercial sales. In the past, we initially experienced problems in scaling-up our now-discontinued transdermal drug delivery products. There can be no assurance that similar problems will not be encountered in the future with our GlucoWatch G2

Biographers, our AutoSensors and our future products. To successfully commercialize the G2 Biographer and the AutoSensors, we will have to manufacture these products in compliance with regulatory requirements, in a timely manner and in sufficient quantities, while maintaining performance and quality of the products and a commercially feasible cost of manufacturing. There can be no assurance that we will be able to expand and then maintain reliable, full-scale manufacturing of the G2 Biographers and the AutoSensors at commercially reasonable prices. Manufacturers often encounter difficulties in scaling up production of new products, including problems involving product performance, production yields, quality control and assurance and personnel staffing levels. In addition, manufacturing facilities will be subject to extensive regulations, including those of the FDA, international quality standards and other regulatory requirements. Because we have contracted with a third-party for manufacturing our AutoSensors there are normal business risks associated with outsourcing this function to a third-party. Difficulties encountered in manufacturing scale-up or failure by us or a third party to implement and maintain manufacturing facilities in accordance with FDA regulations, international quality standards or other regulatory requirements could result in a delay or termination of production, which could have a material adverse effect on our business, financial condition and results of operations.

        Due to the early stage of our product commercialization activities, the estimates required in inventory valuation, including production yields and normal capacity, labor costs incurred in the production of each unit and overhead costs applicable to manufacturing operations, are inherently uncertain. Thus, actual results may differ from those estimates. We will continue to evaluate the estimates in our inventory valuation as our manufacturing operations become more stable and quantities reach more sustained levels. However, we cannot give any assurance whether we can successfully implement any infrastructure changes in a timely manner to support our ongoing commercialization efforts.

        If the market does not accept our new type of products, we may not generate revenues and achieve or sustain profitability.

        We are focusing our efforts on a line of frequent, automatic and non-invasive glucose monitoring devices. In order for our products to be successful, we must increase awareness and acceptance of our products among physicians, patients and the medical community. The market may not accept our products, given that they are different from the established finger-stick blood glucose monitors currently on the market. In addition, because our products are based on novel technologies, there can be no assurance that unforeseen problems will not develop with these technologies, that we will be able to successfully address technological challenges we encounter in our research and development programs or that we will be able to develop other commercially feasible products that will be accepted by the market.

        We may be subject to product recalls or product liability claims that are costly to defend and could limit our ability to sell our products in the future or could damage our reputation.

        The design, development, manufacture and use of our medical products involve an inherent risk of product recalls and product liability claims and associated adverse publicity. Producers of medical products may face substantial liability for damages in the event of product failure or allegations that the product caused harm. Product liability insurance is expensive and, although we presently have such insurance, it is difficult to maintain as well as to expand coverage under it. We may become subject to product liability claims, our current insurance may not cover potential claims and adequate insurance may not be available on acceptable terms in the future. We also could be held liable for damages in excess of the limits of our insurance coverage. Regardless of insurance coverage, any claim or product recall could result in non-compliance with FDA regulations, force us to stop selling our products and create significant adverse publicity that could harm our credibility and decrease market acceptance of our products.

        Our product pipeline is severely limited, so the failure of our glucose monitoring products could result in the failure of our entire business.

        We are exclusively focused on diagnostic medical devices, specifically on a line of frequent, automatic and non-invasive glucose monitoring devices. This narrow range of products subjects us to the risk of not having alternative sources of revenue if we are unable to commercialize these products. We may not be successful with a non-diversified line of products. A failure of our initial products could cut off our only potential source of revenue and result in the failure of our entire business, as could the failure of any of our future products.

        To be successful, we will need to continue to develop glucose monitoring products that address the needs of people with diabetes. In addition, we may be evaluating new products outside of the glucose monitoring field that can utilize our diagnostic technologies. Any such products would require significant development and investment, including preclinical and clinical testing, prior to commercialization. From time to time, we have experienced delays or setbacks in the development of certain of our products. For example, in the past, we experienced development delays in the miniaturization of the first-generation GlucoWatch Biographer. There can be no assurance that we will be able to successfully address problems that may arise during development and commercialization processes. In addition, there can be no assurance that GlucoWatch G2 Biographer enhancements or future products can or will be successfully developed, prove to be safe and effective in clinical trials, meet applicable regulatory standards, be manufactured in commercial quantities at a reasonable cost, be marketed successfully or achieve market acceptance. If any of our development programs are not successfully completed, required regulatory approvals or clearances are not obtained or products for which approvals or clearances are obtained are not commercially successful, our business, financial condition and results of operations may be materially adversely affected.

        We may not continue to receive regulatory approval of our products from the FDA or foreign agencies. If we do not receive regulatory approval from an agency, we will not be able to sell our products or generate revenue in that agency's jurisdiction.

        The design, manufacturing, labeling, distribution and marketing of our products are subject to extensive and rigorous government regulation in the United States and certain other countries where the process of obtaining and maintaining required regulatory clearance or approvals is lengthy, expensive and uncertain. The FDA may not approve additional enhancements and possible manufacturing changes to the Biographers and the AutoSensors or it may require us to file one or more new PMA applications rather than allowing us to supplement our existing PMA application. Even if the FDA grants us expedited review status on an application for approval, obtaining approval of a PMA or a PMA supplement could take a substantial period of time, and the FDA may not ultimately grant such approval. Moreover, even if regulatory approval is granted, such approval may include significant limitations on intended uses for which any such products could be marketed.

        A medical device and its manufacturer are subject to continual review after approval, and later discovery of previously unknown problems with a product or the manufacturing process may result in restrictions on such product or the manufacturer, including withdrawal of the product from the market. Failure to comply with applicable regulatory requirements may result in, among other things, fines, suspensions of regulatory approvals, product recalls, operating restrictions and criminal prosecution. In addition, new government regulations may be established that could delay or prevent regulatory approval of our potential products. We are also subject to federal, state and local regulations regarding workplace safety, environmental protection and hazardous material controls, among others, and failure to comply with these regulations may result in similar consequences.

        In order for us to market our products in foreign jurisdictions, we and our distributors and agents must obtain required regulatory registrations or approvals and otherwise comply with extensive regulations regarding safety, efficacy and quality in those jurisdictions. Specifically, certain foreign regulatory bodies have adopted various regulations governing product standards, packaging requirements, labeling requirements, import restrictions, tariff regulations, duties and tax requirements. These regulations vary from country to country. There can be no assurance that we will obtain required regulatory registrations or approvals in such countries or that we will not be required to incur significant costs in obtaining or maintaining such regulatory registrations or approvals. Delays in obtaining any registrations or approvals required to market our products, failure to receive these registrations or approvals or future loss of previously obtained registrations or approvals could have a material adverse effect on our business, financial condition and results of operations.

        If we fail to adequately protect our intellectual property, our competitive position could be harmed.

        Development and protection of our intellectual property are critical to our business. If we do not adequately protect our intellectual property, both in the United States and abroad, competitors may be able to use our technologies. Our success depends in part on our ability to:

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  obtain patent protection for our products and processes in both the United States and other countries;

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  protect trade secrets; and

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  prevent others from infringing on our proprietary rights.

        There are numerous risks and uncertainties that we face with respect to our patents and other proprietary rights. Currently, most pending patent applications in the United States are maintained in secrecy until issuance, and publication of discoveries in the scientific or patent literature tends to lag behind actual discovery by several months. Thus, we may not have been the first to file patent applications on our inventions. Our patent applications may not issue into any patents. Once granted, the claims of any issued patents may not afford meaningful protection for our technologies or products. In addition, patents issued to us or our licensors may not provide competitive advantages for our products or may be challenged by our competitors and subsequently narrowed, invalidated or circumvented. Competitors may also independently develop similar or alternative technologies or duplicate any of our technologies.

        Litigation, interference proceedings, oppositions or other proceedings that we may become involved in with respect to our proprietary technologies could result in substantial cost to us. Patent litigation is widespread in our industry, and any patent litigation could harm our business. Costly litigation might be necessary to protect our proprietary rights, and we may not have the required resources to pursue such litigation or to protect our rights. An adverse outcome in litigation with respect to the validity of any of our patents could subject us to significant liabilities to third parties, divert the attention of management and technical personnel from other business and development concerns, require disputed rights to be licensed to or from third parties or require us to cease using a product or technology or lose our exclusive rights with respect to such technology.

        We also rely upon trade secrets, proprietary know-how and continuing technological innovation to remain competitive. Confidentiality agreements with our employees, consultants and corporate partners with access to proprietary information could be breached, and we might not have adequate remedies for any such breach. Additionally, our trade secrets and know-how could otherwise become known or be independently developed by third parties.

        Our products could infringe on the intellectual property rights of others, possibly causing us to engage in costly litigation and, if we are not successful, causing us to pay substantial damages and prohibiting us from selling our products.

        Third parties may assert infringement or other intellectual property claims against us based on their patents or other intellectual property claims. We may have to pay substantial damages, possibly including treble damages, for past infringement if it is ultimately determined that our products infringe a third-party's patents. Furthermore, we may be prohibited from selling our products before we obtain a license that, if available at all, may require us to pay substantial royalties. Even if infringement claims against us are without merit, defending a lawsuit takes significant time, may be expensive and may divert management's attention from other business concerns and also divert efforts of our technical personnel.

        We may be unable to build brand loyalty because our trademarks and trade names may not be protected.

        Our registered or unregistered trademarks or trade names, such as the mark "GlucoWatch," may be challenged, canceled, infringed upon, circumvented, declared generic or determined to be infringing on other marks. We may not be able to protect our rights to these trademarks and trade names, without which we may be unable to build brand loyalty. Brand recognition is critical to our short-term and long-term marketing strategies, especially as we commercialize future enhancements to our products. Moreover, if our trademarks are found to infringe on marks belonging to third parties, we may be forced to market our products under a different name, possibly requiring a costly and difficult re-branding effort, and we could be ordered to pay damages to a third-party.

        If any of our license agreements or other contracts for intellectual property related to our products are terminated or made non-exclusive, our ability to develop, manufacture or market our products may be materially impaired.

        We have entered into agreements with various third parties, including The Regents of the University of California, for licenses of certain intellectual property related to the Biographers and the AutoSensors. Pursuant to these agreements, we have been granted rights to certain technologies and manufacturing elements related to our products. These agreements impose on us specific obligations, including, in the case of the University of California, license, royalty payments and commercialization milestones. If we fail to meet our obligations under any of these agreements, the license or other rights may be terminated or, in the case of an exclusive arrangement, be made non-exclusive. If any such license or other right is terminated, we may lose our ability to incorporate the applicable technology into our products or to use such technology in the manufacture of our products, possibly impairing our ability to produce or market the GlucoWatch G2 Biographer or other products. If any such license or other right is made non-exclusive, we may be unable to prevent others from developing, manufacturing and marketing devices based on the same or similar technologies. Additionally, in the event of certain dire financial situations, our Sales, Marketing and Distribution Agreement with Sankyo provides that Sankyo will have a first security interest to certain of our U.S. patents and the right to purchase our U.S. regulatory submissions.

        We do business on a limited basis in the United Kingdom and may not enter other international markets; thus, the success of our business depends on our success in the U.S. Market.

        We currently market and sell the GlucoWatch G2 Biographer on a limited basis in the United Kingdom, which has a National Health Service (NHS); our products are not currently reimbursed by NHS. We have established a contract with a third-party authorized representative in the United Kingdom, although the logistics, technical support and sales functions are handled by us. If we are unable to support these necessary functions, we may not be able to sell our products or generate revenue in the United Kingdom.

        We may never be able to secure necessary commercialization agreements in other countries, despite the fact that we have CE certification in the European Community. If we are unable to secure these necessary agreements for other countries, we may not be able to sell our products or, even if such sales are possible, to broadly launch our products in other countries. Even if we do expand into other international markets, our operations there may be limited or disrupted by any or all of the following:

  •
  obligations to comply with a wide variety of foreign laws and other regulatory requirements;

  •
  political or economic instability;

  •
  trade restrictions;

  •
  changes in tariffs;

  •
  restrictions on repatriating profits;

  •
  reduced protection for intellectual property rights;

  •
  potentially adverse tax consequences;

  •
  difficulties in staffing and managing international operations; and

  •
  fluctuating exchange rates.

Risks Related to Our Industry

        Intense competition in the market for glucose diagnostic products could prevent us from increasing or sustaining our revenues and prevent us from achieving or sustaining profitability.

        The medical device industry, particularly the market encompassing our GlucoWatch G2 Biographer, is intensely competitive, and we will compete with other providers of personal glucose monitors. Currently the market is dominated by finger-stick blood glucose monitoring products sold by a few major companies. These companies have established products and distribution channels. In addition, several companies are marketing alternative-site devices to monitor glucose levels in a painless manner or in a manner involving less pain than that associated with finger sticking. Furthermore, companies are attempting to develop a variety of methods to extract interstitial fluid and measure the glucose concentration therein, as well as developing devices to monitor glucose on a frequent and automatic basis. Another technology that some companies are pursuing utilizes infrared spectroscopy, which uses radiation to measure glucose levels. There can be no assurance that other products will not be accepted more readily in the marketplace than the GlucoWatch G2 Biographer or will not render our current or future devices noncompetitive or obsolete. Additionally, the GlucoWatch G2 Biographer or our other enhanced products under development may fail to replace any currently used devices or systems.

        Furthermore, a number of companies have developed or are seeking to develop new diabetes drugs or treatments that could reduce or eliminate demand for all glucose monitoring systems. In addition, many of our competitors and potential competitors have substantially greater resources, larger research and development staffs and facilities and significantly greater experience in developing, manufacturing and marketing glucose monitoring devices than we do. Competition within the glucose monitoring industry could result in price reductions for glucose monitoring devices such that we may not be able to sell our products at a price level adequate for us to realize a return on our investment.

        Competition for qualified personnel exists in our industry and in northern California. If we are unable to retain or hire key personnel, we may not be able to sustain or grow our business.

        Our ability to operate successfully and manage our potential future growth depends significantly upon retaining key scientific, manufacturing, technical, managerial and financial personnel, and also attracting and retaining additional highly qualified personnel in these areas. We face competition for such personnel, and we may not be able to attract and retain these individuals. We compete with numerous pharmaceutical, health care and software companies, as well as universities and non-profit research organizations in the northern California business area. The loss of key personnel or our inability to hire and retain additional qualified personnel in the future could prevent us from sustaining or growing our business. There can be no assurance that we will continue to be able to attract and retain sufficient qualified personnel.

Risks Related to Our Common Stock

        Our common stock is subject to the requirements for penny stocks, which could adversely affect our stockholders' ability to sell and the market price of their shares.

        Our stock fits the definition of a penny stock. The Securities Exchange Act of 1934, as amended, defines a penny stock as any equity security that is not traded on a national securities exchange or authorized for quotation on the Nasdaq National Market and that has a market price of less than $5.00 per share, with certain exceptions. Penny stocks are subject to Rule 15(g) under the Securities and Exchange Act of 1934, as amended, which imposes additional sales practice disclosure and market making requirements on broker/dealers who sell or make a market in such securities. The rules require that, prior to a transaction in a penny stock not otherwise exempt from the rules, the broker-dealer must

  •
  deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market;

  •
  provide the customer with current bid and offer quotations for the penny stock;

  •
  disclose the compensation of the broker-dealer and its salesperson in connection with the transaction;

  •
  provide the customer monthly account statements showing the market value of each penny stock held in the customer's account; and

  •
  make a special written determination that the penny stock is a suitable investment for the customer and receive the customer's written agreement to the transaction.

        These requirements may have the effect of reducing the liquidity and trading volume of our stock. As a result, it may be more difficult for stockholders to sell their shares of our stock and these requirements may adversely affect the price other investors are willing to pay for our stock.

        Our stock price is volatile, and stockholders may not be able to resell Cygnus shares at or above the price they paid, or at all.

        The market price for shares of our common stock has been highly volatile. Factors such as new product introductions by us or our competitors, levels of sales to end-user customers, regulatory approvals or delays or recalls, commencement or termination of strategic relationships, developments relating to our patents or proprietary rights or those of our competitors, the results of clinical trials for our products or products of our competitors, and securities analysts' recommendations, as well as period-to-period fluctuations in financial results, may have a significant impact on the market price of the common stock.

        Over the past year, there have been dramatic changes in economic conditions and the general business climate has been negatively impacted. Indices of the U.S. securities stock markets have fallen precipitously and consumer confidence has waned. Accordingly, many economists theorize that the United States is in a recession. In the current general economic climate, many companies have experienced and are continuing to experience a negative impact—unrelated to operating performance—on the market prices of their stock. Fluctuations or decreases in the trading price of our common stock may discourage investors from purchasing our common stock. In addition, in the past, following periods of volatility in the market price for a company's securities, securities class action litigation often has been instituted. Such litigation could result in substantial costs to us and divert management's attention and resources from commercializing our GlucoWatch G2 Biographer.

        Additional issuances of our common stock under our equity line agreements could greatly dilute the ownership interest of our existing stockholders and lower our stock price.

        Since we are not currently listed on either the Nasdaq National Market or the SmallCap Market, our investors under the equity line agreements may elect to suspend or terminate these agreements, in which case we would not be able to utilize the $30.8 million available under these equity line agreements. Even if these investors elect not to suspend or terminate these agreements, we believe, as a practical matter, we will not be able to draw on these equity line agreements for the foreseeable future. So long as we are not listed on a national exchange or quoted on the Nasdaq National Market or the SmallCap Market, we believe that it will not be practical for us to draw on our equity lines in light of (i) the penny stock rules that require the underwriter to undertake relatively burdensome disclosure obligations in connection with issuances of penny stock securities such as ours, (ii) our need to individually comply with each state's blue sky laws governing unlisted securities issuances, and (iii) the relatively high level of dilution that issuances would have at current market prices for our stock. However, in the event that we transfer back to the Nasdaq Stock Market, provided these equity line agreements have not been terminated or suspended prior to such transfer, the $30.8 million under these equity line agreements would become available to us again. In such instance, subject to certain requirements, we may then choose to sell up to $4.0 million of common stock per 30-day period (or $2.0 million of common stock per 15-day period) and our investors may then exercise their option to purchase, subject to our approval, up to an additional $3.0 million of common stock per 30-day period. The total number of shares that may be issued under the equity line agreements depends on the market price of our common stock at the time that the shares are sold, on whether we choose to sell shares and on the number of shares we choose to sell. The following table illustrates hypothetically the effect that variations in the market price in our common stock and resulting variations in sales prices would have on the number of shares issued in a 30-day period, assuming that we would choose to sell all possible shares under the equity line agreements.

Price Per Share	Number of Shares Issued Based on a $7.0 Million Maximum (30-day period)
$5.00	1,400,000
$2.50	2,800,000
$1.00	7,000,000
$0.50	14,000,000
$0.25	28,000,000

        Under the equity line agreements, we have agreed to issue warrants to Cripple Creek Securities, LLC to purchase shares in an amount equal to 10% of the number of shares issued under the equity line agreements in any given year. The warrants are to be issued after the end of each calendar year and will be exercisable for five years from the date they are issued at an exercise price based on the weighted average price at which shares were sold during the preceding calendar year. Moreover, we have agreed to register the shares underlying these warrants to enable such shares to be freely resold immediately after the warrants are exercised.

        In addition to issuances of common stock under our equity line agreements, if we or our stockholders sell substantial amounts of our common stock, including shares issued upon the exercise of outstanding options and warrants, the market price of our common stock may fall. These sales also may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.

        Additional issuances of our common stock pursuant to the conversion of the Convertible Debentures could greatly dilute the ownership interest of our existing stockholders and lower our stock price.

        We have approximately 56.5 million shares of authorized and unissued shares of common stock. As of March 31, 2003, we had $22.3 million outstanding under both the 8.5% Convertible Debentures due June 29, 2004, as amended, and the 8.5% Convertible Debentures due September 29, 2004, as amended. Under these Convertible Debentures, each month the holders of the Convertible Debentures may collectively convert up to $500,000 of said Convertible Debentures into common stock subject to certain pricing and volume restrictions. In the event that the conversion price is more than $3.50 per share, the holders of the Convertible Debentures may convert more than the $500,000 monthly limit, subject to certain volume restrictions. The total number of shares that may be issued under the Convertible Debentures depends on the market price of our common stock at the time that the shares are sold.

        The conversion price will be equal to 107% of any VWAP that is less than or equal to $2.00 per share, and 101% of any VWAP greater than $2.00 per share subject to the minimum conversion price of $1.054 per share. In no instance will the conversion price be less than $1.054 per share. For these purposes, the VWAP is the volume-weighted average price for the common stock as quoted on the applicable market during the trading day of such conversion, calculated using Bloomberg's volume-average pricing function or a similar pricing method.

        The following table illustrates hypothetically the effect that variations in the market price in our common stock and resulting variations in conversion prices would have on the number of shares issued in a one-month period.

Market Price Per Share	Conversion Price Per Share		Number of Shares Issued Based on a $500,000 Maximum (one month)
$5.00	$5.05		99,009
$3.50	$3.54		141,242
$2.50	$2.525		198,019
$1.50	$1.605	*	311,625
$0.985	$1.054	*	474,383
$0.50	$1.054	*	474,383
$0.25	$1.054	*	474,383

*
There is a minimum conversion price equal to at least $1.054 per share regardless of the market price.

        If we or our stockholders sell substantial amounts of our common stock, whether or not as part of a Convertible Debenture transaction, the market price of our common stock may fall. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.

        Issuances by us of authorized preferred stock can have adverse effects, including dilution and discouragement of takeovers.

        Our certificate of incorporation contains certain provisions that may delay or prevent a takeover. The Company currently has 5,000,000 shares of authorized and unissued Preferred Stock. Our Board of Directors has the authority to determine the price, rights, preferences and restrictions, including voting and conversion rights, of these shares without any further action or vote by the stockholders. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of preferred stock that may be issued in the future. Such provisions could adversely affect the holders of common stock in a variety of ways, including by potentially discouraging, delaying or preventing a takeover of Cygnus and by diluting stockholder ownership.

        Provisions of our charter documents and Delaware law may inhibit a takeover, thus limiting the price investors might be willing to pay in the future for our common stock.

        Provisions in our Restated Certificate of Incorporation and Bylaws may have the effect of delaying or preventing an acquisition of our Company or a merger in which we are not the surviving company and may otherwise prevent or slow changes in our Board of Directors and management. In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law. These provisions could discourage an acquisition of our company or other change in control transaction and thereby negatively impact the price that investors might be willing to pay in the future for our common stock.

        We do not pay cash dividends and do not anticipate paying any dividends in the future, so any short-term return on stockholders' investment will depend on the market price of our shares, which is volatile.

        We have never paid any cash dividends on our capital stock. We anticipate that we will retain our earnings, if any, to support operations and to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends in the foreseeable future. Any short-term return on stockholders' investment will depend only on the market price of our shares and stockholders' ability to liquidate their investment. Additionally, under the terms of our Sales, Marketing and Distribution Agreement with Sankyo, during such time as payments to Sankyo are being deferred, we are prohibited from paying cash dividends.

PROCEEDS FROM THE OFFERING

        We will not receive any proceeds from the sale of the shares by the selling stockholders. All proceeds from the sale of the shares will be for the account of the selling stockholders, as described below. See "Selling Stockholders" and "Plan of Distribution" below.

SELLING STOCKHOLDERS

        The table below sets forth the following information:

  •
  the name of each selling stockholder;

  •
  the number of shares each selling stockholder beneficially owns;

  •
  the number of shares the selling stockholder may resell under this prospectus; and

  •
  the number of shares each selling stockholder would own, assuming that each selling stockholder sells all of the shares it may sell under this prospectus.

        Beneficial ownership is determined in accordance with rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. On April 30, 2003, there were 38,478,671 shares of Cygnus Common Stock outstanding. The share numbers are calculated based on the exercise prices of the warrants and, in the case of the Debentures, the Conversion Price of the Debentures under the terms of the Debentures. Under the terms of the Debentures, the minimum conversion price is $1.054 per share. The share numbers in the table have been calculated using the minimum conversion price of $1.054 per share. This table is based upon information supplied to us by the selling stockholders. We believe that each person named in the table, with the exception of Reedland Capital Partners, shares voting and investment power with its investment manager, either The Palladin Group, L.P. or Palladin Asset Management, L.L.C. as the case may be, with respect to all of the shares of our common stock listed as beneficially owned by them.

        The actual number of shares of common stock offered by this prospectus, and included in the registration statement of which this prospectus is a part, includes additional shares that may be issued or issuable:

  •
  upon exercise of the warrants or adjustment mechanisms in the warrants; or

  •
  by reason of any stock split, stock dividend or similar transaction involving the common stock, in order to prevent dilution, in accordance with Rule 416 under the Securities Act of 1933, as amended, or the Securities Act.

	Shares Beneficially Owned Prior To The Offering
	Upon Conversion of Debentures	Upon Exercise of Warrants	Total Shares Offered By This Prospectus	Shares Beneficially Owned After The Offering
DeAm Convertible Arbitrage Fund, Ltd. (1)	1,890,054	66,629(2)	1,956,683	0
Halifax Fund, L.P. (1)	14,722,869	518,947(3)	15,241,816	0
Lancer Securities Cayman, Ltd. (1)	1,890,054	66,629(4)	1,956,683	0
Palladin Partners I, L.P. (1)	1,504,712	53,023(5)	1,557,735	0
Palladin Overseas Fund Limited (1)	1,131,588	39,883(6)	1,171,471	0
Reedland Capital Partners, an Institutional Division of Financial West Group (7)		111,092	50,000	61,092
The Palladin Group, L.P.(1)	19,634,565(8)	692,088(8)(9)	20,326,653
Palladin Asset Management, L.L.C. (1)	1,504,712(10)	53,023(10)(11)	1,557,735

(1)
Jeffrey E. Devers is the sole managing member of Cripple Creek Securities, LLC. Mr. Devers also may be deemed to control The Palladin Group, L.P. and Palladin Asset Management, L.L.C., which act as investment advisors and managers for various client accounts including DeAm Convertible Arbitrage Fund, Ltd., Halifax Fund, L.P., Lancer Securities Cayman, Ltd., Palladin Partners I, L.P. and Palladin Overseas Fund Limited. Those accounts hold an aggregate of approximately $22.3 million in principal amount and accrued interest of the Company's amended 8.5% Convertible Debentures Due June 29, 2004 and September 29, 2004 and warrants to purchase approximately 745,111 shares of common stock. The Palladin Group is the investment manager for certain funds (DeAm Convertible Arbitrage Fund, Ltd., Halifax Fund, L.P., Lancer Securities Cayman, Ltd. and Palladin Overseas Fund Limited) and is contractually granted investment and voting power over these funds' investments. Palladin Asset Management, LLC, as the investment manager for Palladin Partners I, L.P., is contractually granted investment and voting power over Palladin Partners I, L.P.'s investments. Each selling shareholder purchased the debentures and warrants and will have purchased the underlying common stock at the time of conversion or exercise, in the ordinary course of business and had no agreements or understandings, directly or indirectly, with any person to distribute the securities. Under the Debentures and the Debenture Warrants, the holders are subject to a 9.9% limitation in their beneficial ownership of the Company's common stock. Thus, based on the total number of shares outstanding as of January 21, 2003, the holders are limited to beneficially owning, in the aggregate, a total of 4,227,956 shares of common stock. Mr. Devers disclaims beneficial ownership of the shares into which the Debentures may be converted. Cripple Creek has been and currently is an underwriter of Cygnus' common stock in connection with the issuance of shares under equity line agreements with Cygnus dating back to June 1999. Cripple Creek will not be involved in the resale of the shares being sold under this registration statement on behalf of the selling stockholders.

(2)
Including 54,114 shares of common stock exercisable at $13.86 per share pursuant to the Common Stock Purchase Warrant issued in connection with the original 8.5% Convertible Debentures due June 29, 2004 and 12,515 shares of common stock exercisable at $16.18 per share pursuant to the Common Stock Purchase Warrant issued in connection with the original 8.5% Convertible Debentures due September 29, 2004.

(3)
Including 422,076 shares of common stock exercisable at $13.86 per share pursuant to the Common Stock Purchase Warrant issued in connection with the original 8.5% Convertible Debentures due June 29, 2004 and 96,871 shares of common stock exercisable at $16.18 per share pursuant to the Common Stock Purchase Warrant issued in connection with the original 8.5% Convertible Debentures due September 29, 2004.

(4)
Including 54,114 shares of common stock exercisable at $13.86 per share pursuant to the Common Stock Purchase Warrant issued in connection with the original 8.5% Convertible Debentures due June 29, 2004 and 12,515 shares of common stock exercisable at $16.18 per share pursuant to the Common Stock Purchase Warrant issued in connection with the original 8.5% Convertible Debentures due September 29, 2004.

(5)
Including 43,290 shares of common stock exercisable at $13.86 per share pursuant to the Common Stock Purchase Warrant issued in connection with the original 8.5% Convertible Debentures due June 29, 2004 and 9,733 shares of common stock exercisable at $16.18 per share pursuant to the Common Stock Purchase Warrant issued in connection with the original 8.5% Convertible Debentures due September 29, 2004.

(6)
Including 32,467 shares of common stock exercisable at $13.86 per share pursuant to the Common Stock Purchase Warrant issued in connection with the original 8.5% Convertible Debentures due June 29, 2004 and 7,416 shares of common stock exercisable at $16.18 per share pursuant to the Common Stock Purchase Warrant issued in connection with the original 8.5% Convertible Debentures due September 29, 2004.

(7)
Represents shares underlying placement agent warrants. Reedland acted as Cygnus' exclusive placement agent in connection with the private placement of equity and convertible debt securities of Cygnus.

(8)
Represents shares The Palladin Group manages for DeAm Convertible Arbitrage Fund, Ltd., Halifax Fund, L.P., Lancer Securities Cayman, Ltd. and Palladin Overseas Fund Limited as their investment manager.

(9)
Including 562,771 shares of common stock exercisable at $13.86 per share pursuant to the Common Stock Purchase Warrant issued in connection with the original 8.5% Convertible Debentures due June 29, 2004 and 129,317 shares of common stock exercisable at $16.18 per share pursuant to the Common Stock Purchase Warrant issued in connection with the original 8.5% Convertible Debentures due September 29, 2004.

(10)
Represents shares Palladin Asset Management, L.L.C. manages for Palladin Partners I, L.P., as its investment manager.

(11)
Including 43,290 shares of common stock exercisable at $13.86 per share pursuant to the Common Stock Purchase Warrant issued in connection with the original 8.5% Convertible Debentures due June 29, 2004 and 9,733 shares of common stock exercisable at $16.18 per share pursuant to the Common Stock Purchase Warrant issued in connection with the original 8.5% Convertible Debentures due September 29, 2004.

        The shares being sold by the selling stockholders will be issued upon either the conversion of the 8.5% Convertible Debentures due June 29, 2004, as amended, the conversion of the 8.5% Convertible Debentures due September 29, 2004, as amended, the exercise of the Common Stock Purchase Warrants issued in connection with the original 8.5% Convertible Debentures due June 29, 2004 and the original 8.5% Convertible Debentures due September 29, 2004, or the exercise of warrants awarded to Reedland Capital Partners for its engagement as Placement Agent for Cygnus. In accordance with registration rights granted to the selling stockholders, Cygnus has filed with the SEC, under the Securities Act, a Registration Statement on Form S-3, of which this prospectus forms a part, with respect to the resale of the shares from time to time on the Nasdaq National Market or other stock market or exchange, in privately-negotiated transactions or otherwise, and has agreed to prepare and file such amendments and supplements to the Registration Statement as may be necessary to keep such Registration Statement effective until the shares are no longer required to be registered for the sale thereof by the selling stockholders.

PLAN OF DISTRIBUTION

        The selling stockholders may, from time to time, sell all or a portion of the shares:

  •
  in the "over the counter" market as quoted on the OTC Bulletin Board, or on any stock market or exchange on which the common stock may from time to time be trading;

  •
  in privately negotiated transactions or otherwise;

  •
  at fixed prices that may be changed;

  •
  at market prices prevailing at the time of sale; or

  •
  at prices related to such market prices or at negotiated prices.

        The shares may be sold by the selling stockholders by one or more of the following methods, without limitation:

  •
  block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker or dealer as principal;

  •
  an exchange distribution in accordance with the rules of such exchange;

  •
  ordinary brokerage transactions and transactions in which the broker solicits purchasers;

  •
  privately negotiated transactions;

  •
  short sales; and

  •
  a combination of any of the above methods of sale.

        In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling stockholders, or, if any broker-dealer acts as agent for the purchaser of the shares, from the purchaser, in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling stockholder to sell a specified number of shares at a stipulated price per share. To the extent a broker-dealer is unable to sell a specified number of shares acting as agent for selling stockholders, it will purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to selling stockholders. Broker-dealers who acquire shares as principal may resell the shares from time to time in transactions which may involve block transactions of the nature described above, in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with resales, broker-dealers may pay to or receive from the purchasers of the shares commissions as described above. The selling stockholders may also sell the shares in accordance with Rule 144 under the Securities Act, rather than under this prospectus.

        From time to time the selling stockholders may engage in short sales, short sales against the box, puts and calls and other transactions in Cygnus' common stock, and may sell and deliver the shares in connection with these transactions or to settle securities loans. A "short sale" by a selling securityholder is the sale of a security that the selling securityholder does not own; a short sale is "against the box" if, at all times during which the short position is open, the selling securityholder owns at least an equal amount of the securities or securities sold short or other securities convertible into or exchangeable without further consideration for securities of the same issue as the securities sold short. If the selling stockholders engage in such transactions, the price of our common stock may be affected. Under the Convertible Debenture and Warrant Purchase Agreement, the selling stockholders may not make any sales with the intention of reducing the price of our common stock. From time to time the selling stockholders may pledge their shares pursuant to the margin provisions of its agreements with its brokers. Upon a default by the selling stockholders, the broker may offer and sell the pledged shares from time to time.

        The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the related rules and regulations. The Exchange Act and related rules may limit the timing of purchases and sales of any of the shares by the selling stockholders or any other such person which may affect the marketability of the shares. The selling stockholders also must comply with the applicable prospectus delivery requirements under the Securities Act in connection with the sale or distribution of the shares.

        We are required to pay certain fees and expenses incident to the registration of the shares.

        We have agreed to indemnify in certain circumstances the selling stockholders against certain liabilities, including liabilities under the Securities Act. The selling stockholders have agreed to indemnify us in certain circumstances against certain liabilities, including liabilities under the Securities Act.

        We have agreed to use our best efforts to keep the registration statement, of which this prospectus supplement and prospectus is a part, effective until the shares may be or have been sold under Rule 144(k) of the Securities Act.

        Each selling shareholder purchased the debentures and warrants and will have purchased the underlying common stock at the time of conversion or exercise, in the ordinary course of business and had no agreements or understandings, directly or indirectly, with any person to distribute the securities. Cripple Creek Securities, LLC will not be involved in the resale of the shares being sold under this registration statement on behalf of the selling stockholders. Except for Reedland Capital Partners, each of the other selling stockholders is an affiliate of Cripple Creek Securities, LLC, a registered broker-dealer, and as such may be deemed to be an underwriter with respect to this offering.

LEGAL MATTERS

        Certain legal matters with respect to the validity of common stock offered by this prospectus are being passed upon for the Company by Orrick, Herrington & Sutcliffe LLP, Menlo Park, California.

EXPERTS

        Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our annual report on Form 10-K, as amended by Form 10-K/A, for the year ended December 31, 2002, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements, and other information with the Securities and Exchange Commission. You may read and copy any materials we file with the Commission at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for more information on its public reference rooms. The Commission also maintains an internet website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that were filed electronically with the Commission.

        We have filed with the Commission a registration statement (which contains this prospectus) on Form S-3 under the Securities Act. The registration statement relates to the common stock offered by the selling stockholders. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. Please refer to the registration statement and its exhibits and schedules for further information with respect to the Company and its common stock. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of that contract or document filed as an exhibit to the registration statement. You may read and obtain a copy of the registration statement and its exhibits and schedules from the Commission, as described in the preceding paragraph.

IMPORTANT INFORMATION INCORPORATED BY REFERENCE

THE SECURITIES AND EXCHANGE COMMISSION ALLOWS CYGNUS TO "INCORPORATE BY REFERENCE" THE INFORMATION CYGNUS FILES WITH THE COMMISSION, WHICH MEANS THAT IT CAN DISCLOSE IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT CYGNUS TO YOU THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS PROSPECTUS BY REFERRING YOU TO THOSE DOCUMENTS.

        The information incorporated by reference is considered to be part of this document. Information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any filings we will make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, following the date of this prospectus:

1.
Annual Report on Form 10-K for the fiscal year ended December 31, 2002 filed on March 27, 2003, as amended by Form 10-K/A filed on May 22, 2003;

2.
Amendment to Quarterly Report on Form 10-Q/A for the fiscal quarter ended September 30, 2002 filed on February 20, 2003, as further amended on Form 10-Q/A filed on March 25, 2003, as further amended on Form 10-Q/A filed on April 21, 2003, and Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003 filed on May 14, 2003;

3.
Current Reports on Form 8-K filed January 7, 2003, May 14, 2003 and May 19, 2003;

4.
The description of common stock contained in Cygnus' Registration Statement on Form S-1 (file No. 333-85801) filed on December 21, 1990, including any amendments or reports filed for the purpose of updating such description; and

5.
The description of Cygnus' Series A Junior Participating Preferred Stock contained in the Registration Statement on Form 8-A12B/A filed December 14, 1998.

        You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Cygnus, Inc.
400 Penobscot Drive
Redwood City, California 94063
Attention: Corporate Communications
Telephone requests may be directed to: (650) 369-4300
Facsimile requests may be directed to: (650) 599-2503

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FORWARD-LOOKING STATEMENTS
THE COMPANY
RISK FACTORS
PROCEEDS FROM THE OFFERING
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
IMPORTANT INFORMATION INCORPORATED BY REFERENCE